Exhibit 99.d.5

Form of

ABERDEEN FUNDS

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”) is made as of [INSERT DATE], between Aberdeen Asset Management Inc., a Delaware corporation located at 1735 Market Street, 32nd Floor, Philadelphia, PA 19103 (“Manager”), and [  ], located at [  ] (“sub-adviser”).

WITNESSETH:

WHEREAS, Aberdeen Funds, a Delaware statutory trust (“Trust”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has established one or more separate series of shares (“Series”) with each Series having its own assets and investment policies; and

WHEREAS, Trust has retained Manager to provide investment advisory and administrative services to certain of the Series of the Trust pursuant to an Investment Advisory Agreement dated [INSERT DATE], which agreement specifically provides for the retention of one or more sub-advisers to provide the investment advisory services described therein; and

WHEREAS, Manager desires to retain sub-adviser to furnish investment advisory and portfolio management services to the portion of each Series listed in Schedule A hereto that has been allocated to sub-adviser by the Manager and to the portion of such other Series of Trust hereinafter established as agreed to from time to time by the parties (“Allocated Portion”), evidenced by an addendum to Schedule A (hereinafter “Series” shall refer to each Series which is subject to this Agreement), and the sub-adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    SERVICES AND RESPONSIBILITIES OF THE SUB-ADVISER

1.1   INVESTMENT MANAGEMENT SERVICES. Subject to the general oversight of the Manager, and in accordance with the Series’ investment objectives, policies and restrictions as set forth in the Series’ Prospectus and Statement of Additional Information (“SAI”), as each may be amended from time to time, the sub-adviser shall act as the investment sub-adviser to the Series and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the

Allocated Portion in a manner consistent with the Series’ aforementioned investment objectives, policies and restrictions and the investment guidelines as provided herein in Schedule B, and (iii) determine from time to time securities or other assets/instruments to be purchased, sold, retained, borrowed or lent by the Allocated Portion, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the sub-adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer.  The sub-adviser shall determine what portion of the Allocated Portion’s assets will be invested or held uninvested as cash consistent with the investment program formulated by the sub-adviser.

The Manager has the right on any given trading day by providing advance written notice to the sub-adviser to reallocate the portion of a Series’ assets allocated to the Allocated Portion pursuant to this Agreement if the Manager deems such reallocation appropriate.  Under normal circumstances, the Manager expects to provide at least 3 business days notice to increase or reduce the Allocated Portion managed by the sub-adviser.

The sub-adviser will select brokers and dealers to effect all portfolio transactions and will enter into necessary and appropriate agreements therewith subject to the conditions set forth herein. The sub-adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The sub-adviser is directed at all times to seek to execute transactions for the Allocated Portion in accordance with any written policies, practice or procedures that may be established by the Board of Trustees of the Trust (the “Board”) or the Manager from time to time and which have been provided to the sub-adviser, consistent with those described in the Series’ Prospectus and SAI, as each may be amended from time to time.  In placing any orders for the purchase or sale of investments for the Series, in the name of the Allocated Portion or its nominees, the sub-adviser shall use its reasonable efforts to obtain for the Allocated Portion “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.(1) In no instance will portfolio securities be purchased from or sold to the Manager or the sub-adviser, or any of their affiliated persons, except in accordance with the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Series.

Unless specifically permitted by the 1940 Act (and the rules thereunder) and procedures adopted by the Board, on behalf of the Series, the sub-adviser agrees that it will not execute any portfolio transactions for the Allocated Portion with a broker or dealer which is (i) an affiliated person of the Series, including the Manager or any sub-adviser for the Series; (ii) a principal underwriter of the Series’ shares; or (iii) an affiliated person of such an affiliated person or principal underwriter. As of the date of this Agreement, Aberdeen Asset Management Inc. does not have any affiliated broker-dealers who engage in any portfolio transactions. The sub-adviser agrees that it will provide the Manager with a written list of brokers and dealers that are affiliates of the sub-adviser and will, from time to time, update such list as necessary.

Subject to the appropriate policies and procedures approved by the Board, the sub-adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause the Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager, the sub-adviser and the Allocated Portion an amount of commission for effecting a Series transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the sub-adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or over time or the sub-adviser’s overall responsibilities to the Series or its other advisory clients.

On occasions when the sub-adviser deems the purchase or sale of a security to be in the best interest of the Allocated Portion as well as other clients of the sub-adviser, the sub-adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold, to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the sub-adviser in the manner which the sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Allocated Portion and to its other clients over time.

The sub-adviser shall provide reasonable assistance to the Manager, the custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s registration statement on Form N-1A with respect to the Series (“Registration Statement”), the value of any portfolio securities or other assets of the Allocated Portion for which the Manager, custodian or recordkeeping agent seeks assistance from the sub-adviser or identifies for review by the sub-adviser. This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the sub-adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be reasonably available for consultation by telephone when the Trust’s Valuation Committee convenes; (ii) assisting the Manager or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Allocated Portion, upon the reasonable request of the Manager or custodian; (iii) upon the reasonable request of the Manager or the custodian, confirming pricing and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Manager or the Trust upon request, with such records being deemed Trust records for purposes of Section 4 hereof. The parties acknowledge that the sub-adviser and the custodian or recordkeeping agent of the Series may use different pricing vendors and be subject to different valuation policies and procedures, which may result in valuation discrepancies, including with respect to same positions held by other clients of the sub-adviser, and the sub-adviser agrees to provide to the Manager any such valuation discrepancies that are greater than 3%.

The Trust, on behalf of the Series, hereby authorizes any entity or person associated with the sub-adviser which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Series which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Series hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The sub-adviser shall discharge the foregoing responsibilities in compliance with applicable laws and regulations and consistent with the investment objectives, policies and restrictions of the Series as adopted by the Trustees of the Trust as set forth in the Series’ Prospectus and SAI, and subject to such further limitations as the Trust may from time to time impose on the Series by written notice to the sub-adviser.

The sub-adviser will be an independent contractor and will have no authority to act for or represent the Trust, Series or the Manager in any way or otherwise be deemed an agent of the Trust, Series or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the sub-adviser.

The Manager and the Trust recognize that the sub-adviser and its affiliates have investments of their own and are acting as investment managers for others.  The Manager and the Trust also recognize that the Sub-Advisor may be or become associated with other investment entities and engage in investment management for others.  Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the sub-adviser to engage in, or to devote time and attention to the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.  The sub-adviser may give advice or take action with respect to other clients that it advises that differs from the advice given with respect to the Series.

The parties hereby acknowledge that, with respect to the Series, and in accordance with its Prospectus and SAI, as the same may be amended from time to time, a portion of the Series’s assets may be held in one or more of its wholly-owned subsidiaries (referred to herein collectively as the “Subsidiary”).  The sub-adviser is hereby authorized and agrees to manage the assets of the the Allocated Portion held in the Subsidiary pursuant to the same terms, conditions, duties and obligations applicable to it under the Agreement.  The sub-adviser is hereby further authorized to determine, in its discretion, the amount and type of assets of the Allocated Portion (as defined in the Agreement) to be invested in and through the Subsidiary.  For these purposes, all references in the Agreement to the Series shall also refer to the Subsidiary, unless the context dictates otherwise.  For purposes of the compensation to be paid to the sub-adviser under Schedule C to the Agreement, the parties hereby agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the Series.

1.2   ADMINISTRATIVE SERVICES.  The sub-adviser shall:

1.2.1 BOOKS AND RECORDS. Assure that all of its records required to be maintained and preserved by Trust and/or the Series with respect to securities transactions are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

1.2.2 REPORTS AND FILINGS. Provide reasonable assistance as needed in the preparation of (but not pay for) all periodic reports by Trust or the Series to shareholders of the Series and all reports and filings required to maintain the registration and qualification of the Series, or to meet other regulatory or tax requirements applicable to the Series, under federal and state securities and tax laws. Sub-adviser shall review draft reports to shareholders, Registration Statements or portions thereof that relate to the Series or the sub-adviser and other documents provided to the sub-adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents, in each such case to the extent they pertain to the Allocated Portion and the sub-adviser’s services hereunder.  Sub-adviser will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities held in the Allocated Portion.

1.2.3 REPORTS TO THE MANAGER AND THE BOARD OF TRUSTEES. Prepare and furnish to Manager and/or the Board such reports, statistical data and other information in such form and at such intervals as Manager and/or the Board may reasonably request. Sub-adviser shall also make available to the Manager and the Board at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Manager and sub-adviser, at the mutual convenience of the Manager, the Board and the sub-adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Series;

1.2.4 NOTIFICATIONS AND CERTIFICATIONS TO MANAGER.  The sub-adviser shall:

(i) Promptly notify the Manager in the event that the sub-adviser or any of its affiliates becomes aware that the sub-adviser: (a) is subject to a statutory disqualification that prevents the sub-adviser from serving as investment adviser pursuant to this Agreement; (b) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the sub-adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (c) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (d) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trus or the Manager or any of their affiliates or the sub-adviser’s services hereunder; or (e) is involved in any pending litigation or administrative proceeding brought against the sub-adviser or any of its management persons (as defined in Form ADV), provided, however that in the case of each of clause (d) and (e) only those that could have a material adverse effect on sub-adviser’s ability to perform its obligations under this agreement.  The sub-adviser further agrees to notify the Series and the Manager promptly of any material fact actually known to the sub-adviser respecting or relating to the sub-adviser or the Series’ investment strategy or tactics pertaining to the Allocated Portion that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time, regarding the Series, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein pertaining to the Allocated Portion that the sub-adviser actually knows has become untrue in any material respect. The sub-adviser will notify the Trust, the Manager and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Series changes, or if there is, or there is expected to be, an actual change in control or management of the sub-adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively. The sub-adviser will promptly notify the Trust, the Manager and the Board of any change in the sub-adviser’s financial condition which could materially and adversely impact its abilities to perform its duties hereunder and of any material reduction in the amount of coverage under the sub-adviser’s errors and omissions or professional liability insurance coverage;

(ii) Provide the Manager, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Manager, the Trust or the Board may reasonably request from time to time in order to assist it in complying with applicable laws, rules and regulations, including requirements in connection with the Manager’s, the Sub-adviser’s or the Board’s fulfillment of its responsibilities under Section 15(c) of the 1940 Act and the preparation and/or filing of the Series’ Registration Statement, Form N-CSRs and Form N-Qs;

(iii) As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of sub-adviser’s obligations and responsibilities contained in this Agreement, sub-adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Specifically, the sub-adviser agrees to (a) certify periodically, upon the reasonable request of the Trust, that with respect to the Allocated Portion and the sub-adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act if there has been a non-compliance that appropriate actions was taken in response to such non-compliance; (b) upon request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance and internal controls; (c) upon request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to its chief compliance officer (or his/her designee); (d) upon request, provide the Trust’s chief compliance officer with periodic reports; (e) promptly provide notice of any material compliance matters; and (f) upon reasonable notice to and reasonable request, provide the Manager with access to the records relating to such compliance policies and procedures of the sub-adviser as they relate to the Series; and

(iv) Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, provide the Manager with a certification from the proper officer(s) of the sub-adviser that the sub-adviser has complied with the requirements of Rule 17j-1 under the 1940 Act during the previous year and that there has been no material violation of the sub-adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. To the extent the sub-adviser has approved any material change to its code of ethics, such revised code together with an explanation of such amendments shall be promptly (but in no event later than 30 days) provided to the Manager.  Upon the written request of the Manager, the sub-adviser shall permit the Manager, its employees or its agents to examine the reports required to be made to the sub-adviser by Rule 17j-1(c)(1) and all other records relevant to the sub-adviser’s code of ethics.

1.2.5 OTHER SERVICES. The sub-adviser may perform such other functions of management and supervision as may be reasonably requested by the Manager or the Trust, and agreed to by the sub-adviser in writing.

2.     REPRESENTATIONS

2.1 REPRESENTATIONS OF THE SUB-ADVISER. The sub-adviser represents warrants and agrees that:

(i)  It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii) It is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and will continue to be so registered during the term of this Agreement;

(iii) It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and has provided the Manager and the Trust with a copy of such Code of Ethics and will provide copies of any future material amendments thereto;

(iv) It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the sub-adviser, its employees, officers, and agents (“Compliance Procedures”) and, the Manager and the Trust will be provided with any future amendments thereto;

(v) It has delivered to the Manager copies of its Form ADV as most recently filed with the SEC and will provide the Manager and the Trust with a copy of any future filings of Form ADV or any amendments thereto;

(vi) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Manager and the Trust of the occurrence of any event that could disqualify the sub-adviser from serving as an investment adviser to a Series pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(vii) It shall comply with the laws and regulations regarding insider trading; and

(viii) It maintains an appropriate level of errors and omissions or professional liability insurance coverage from an insurance company that has a minimum credit rating of A- from at least one national recognized credit rating agency.

2.2 REPRESENTATIONS OF THE MANAGER: The Manager represents warrants and agrees that:

(i) It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii) It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

(iii) It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and has provided the Trust with a copy of such Code of Ethics and will provide copies of any future amendments thereto;

(iv) It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Manager, its employees, officers, and agents (“Compliance Procedures”)  and, the Trust have been provided a copy of a summary of the Compliance Procedures and will be provided with any future amendments thereto;

(v) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Investment Advisory Agreement it has entered into with the Trust and will promptly notify the sub-adviser of the occurrence of any event that is likely to disqualify the Manager from serving as an investment adviser to a Series pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation; and

(vi)  This Agreement has been approved by all corporate action by the Trust, including without limitation approval by majority of the Board, including without limitation a majority of those trustees who are not “interested persons” of the Trust or either party hereto within the meaning of the 1940 Act

3.    SUB-ADVISORY FEE

3.1   FEE. As compensation for all services rendered, facilities provided and expenses paid or assumed by the sub-adviser under this Agreement, Manager shall pay the sub-adviser a fee with respect to each Series’ Allocated Portion computed at the applicable annual percentage rate set forth in Schedule C to this Agreement.

3.2   COMPUTATION AND PAYMENT OF FEE.

The sub-advisory fee with respect to each Series shall be accrued daily and payable quarterly in arrears within 30 days following the last day of each calendar quarter.  The fee shall be determined by dividing the applicable annual percentage rate set forth in Schedule C by the number of days in the year and multiplying the result thereof by (1) the number of days in the quarter and (2) the average daily net assets of the Allocated Portion during the quarter, which for the avoidance of doubt will be reduced by the prorata share of Series expenses.  In the event that with respect to a Series this Agreement becomes effective after the beginning of a calendar quarter or terminates prior to the end of a calendar quarter, the advisory fee payable by such Series for such quarter shall be pro-rated based upon the number of days in such quarter for which this Agreement was effective bears to the total number of days in such quarter.  In computing the advisory fee, the value of the net assets of a Series shall be determined in accordance with the valuation policies and procedures of the Trust applicable to such Series.

3.3   EXPENSES

During the term of this Agreement, sub-adviser will pay all of its own expenses in connection with its providing services under this Agreement.  The Series shall pay all the Series’ expenses, including without limitation brokerage commissions, transfer fees, registration costs, transaction-related taxes and other similar costs and transaction-related expenses and fees arising out of transactions effected on behalf of the Series, which shall be deducted from the Funds.

4.     OWNERSHIP AND HOLDING PERIOD OF RECORDS

All records required to be maintained and preserved by the Series pursuant to the rules or regulations under Section 31(a) of the 1940 Act and maintained and preserved by the sub-adviser on behalf of the Series are the property of the Series and shall be surrendered by the sub-adviser promptly on request by the Series or the Manager; provided, that the sub-adviser may at its own expense make and retain copies of any such records. The sub-adviser agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

5.  TRANSACTIONS AND CUSTODY

The sub-adviser shall have the authority to instruct the custodian designated by the Trust (the “Custodian”): (i) to pay cash for securities and other property delivered to the Custodian, (ii) to deliver securities and other property against payment for the Series, and (iii) to transfer assets and funds to such brokerage accounts as the sub-adviser may designate, all consistent with the powers, authorities and limitations set forth herein.  The sub-adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the sub-adviser except as expressly provided herein.  All transactions will be consummated by payment to or delivery by the Custodian, or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Allocated Portion, and the sub-adviser shall not have possession or custody thereof. The sub-adviser shall advise the Custodian and confirm in writing to the Trust, to the Manager and any other designated agent of the Series, including the Series’ Administrator, all investment orders for the Allocated Portion placed by it with brokers and dealers in the manner set forth in Rule 31a-1 under the 1940 Act at and as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Manager. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the sub-adviser.

The sub-adviser is hereby authorized to prepare and file all documentation required to carry out its duties pursuant to this Agreement, including, without limitation, proofs of claim, evidence of indebtedness, related bankruptcy and insolvency filings and other substantially similar routine filings on behalf of the Trust.

6.    REPORTS TO SUB-ADVISER

Manager shall furnish or otherwise make available to the sub-adviser such copies of the Registration Statement, financial statements, proxy statements, reports, and other information relating to the Series’ business and affairs as the sub-adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7.    CONFIDENTIALITY

Sub-adviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Series, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the sub-adviser shall disclose such non-public information only if the Manager or the Trustees have authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the sub-adviser or has been disclosed, directly or indirectly, by the Manager or the Trust to others, becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the sub-adviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. sub-adviser shall not disclose information regarding characteristics of the Series or Allocated Portion, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust’s policies on disclosure of portfolio holdings or as required by applicable law or regulation; provided however the sub-adviser, to the extent permitted by applicable law, may include the performance of the Allocated Portion in its composite performances without identifying the name of the Fund.

Sub-adviser may not consult with any other sub-adviser of the Series concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor sub-advisers of a Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

The Manager shall not use, nor will it take steps to allow any third party to use, the information provided by the sub-adviser to trade for their own account or for the account of any other person or try to “reverse engineer” the investment and trading methodologies and strategies of the sub-adviser. In addition, the Manager will not disclose information regarding portfolio holdings of the Allocated Portion to any other sub-adviser of the Series, any other service provider to the Trust or any other person, except to the extent that such disclosure (i) is already publicly known, (ii) is expressly required or requested by applicable federal, state or other governmental regulatory authorities or any self-regulatory organizations or (iii) is to a service provider to the Trust (not including any other sub-adviser) that has a need to know such information in order to perform its duties to the Trust.

Except as otherwise publicly known or ascertainable from public sources or is permitted under the Trust’s policies on disclosure of portfolio holdings, the Manager will keep confidential and will not disclose to any person the specific portfolio holdings of the Allocated Portion, the amount and rate of the sub-advisory fee payable with respect to each Series’ Allocated Portion and any other non-public information regarding the sub-adviser and its affiliated persons, except to the extent that such disclosure is expressly required or requested by applicable federal, state or other governmental regulatory authorities or any self-regulatory organizations.

8. PROXY VOTING

The sub-adviser shall vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Allocated Portion may be invested in accordance with the sub-adviser’s proxy voting policies and procedures, as presented to the Trust, and in a manner that the sub-adviser reasonably believes best serves the interests of the Series’ shareholders and that complies with applicable law; maintain records of all proxies voted on behalf of the Series in respect of the Allocation Portion; and provide information to the Trust, Manager or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act.

9. USE OF NAMES AND LOGOS

The sub-adviser hereby consents to the use of its name and the names of its affiliates in the Trust’s disclosure documents, shareholder communications, advertising, sales literature and similar communications. The sub-adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Manager, the Trust, the Series or any of their affiliates in its marketing materials unless it first receives prior written approval of the Manager. It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

10.       LIMITATION OF LIABILITY; INDEMNIFICATION

10.1 LIMITATION OF LIABILITY.  The sub-adviser is not responsible for any operations of the Series (including, without limitation, any actions or omissions of the Board or of the Manager or any broker, dealer, underwriter, administrator or other service provider to the Series except those actions or omissions that result directly from the sub-adviser’s instructions or actions or omissions) except as expressly set forth in this Agreement. Neither the sub-adviser nor any director, officer or employee of the sub-adviser performing services for the Series in connection with the sub-adviser’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) suffered by the Manager or a Series in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the sub-adviser or any director, officer, agent or employee of the sub-adviser against any liability to Trust or a Series or its shareholders to which the sub-adviser would otherwise be subject by reason of (i) the sub-adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the sub-adviser’s duties, or by reason of the sub-adviser’s reckless disregard of its obligations and duties under this Agreement, or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Allocated Portion or the sub-adviser or the omission to state therein a material fact actually known to the sub-adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Manager or the Trust by the sub-adviser for use therein.

The sub-adviser shall not be liable to the Manager its officers, directors, agents, employees, controlling persons or shareholders or to the Trust or its shareholders for (i) any acts of the Manager or any other sub-adviser to the Series with respect to the portion of the assets of Series not managed by sub-adviser and (ii) acts of the sub-adviser which result from or are based upon acts of the Manager, including, but not limited to, a failure of the Manager to provide accurate and current information with respect to any records maintained by Manager or any other sub-adviser to the Series, which records are not also maintained by the sub-adviser or, to the extent such records relate to the portion of the assets managed by the sub-adviser, otherwise available to the sub-adviser upon reasonable request, provided, in all cases, that the liability was not directly attributable to a Disabling Conduct of the sub-adviser.

10.2 INDEMNIFICATION BY THE SUB-ADVISER.  The sub-adviser agrees to indemnify and hold harmless the Trust and the Manager and its affiliates and each of their directors, officers, agents and employees against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Manager or its affiliates or such directors, officers, agents or employees are subject, which are caused by sub-adviser’s conduct as provided in clauses (i) and (ii) of the above first paragraph of Section 10.1 (“Disabling Conduct”); provided, however, that in no case is the sub-adviser’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

10.3 INDEMNIFICATION BY THE MANAGER. The Manager agrees to indemnify and hold harmless the sub-adviser and its affiliates and each of their respective members,

partners, shareholders, managers, directors, officers, agents and employees against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the sub-adviser or its affiliates or such members, partners, shareholders, managers, directors, officers, agents or employees are subject, which are caused by (i) the Manager’s willful misfeasance, bad faith, or gross negligence in the performance of the Manager’s obligations and duties under this Agreement or obligations and duties to the Trust or a Series, or by reason of the Manager’s reckless disregard of such obligations and duties, or (ii) any untrue statement of a material fact contained in the Series’ Prospectus and SAI, Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless and to the extent such statement or omission was made in reliance upon, and is consistent with, the information furnished to the Manager or the Trust by the sub-adviser in writing for use therein; provided, however, that in no case is the Manager’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

11.   ANTI-MONEY LAUNDERING

Manager has procedures in place which comply with all relevant anti-money laundering and privacy principles applicable to it, and any solicitations and other activities by Manager in connection with the Trust have been and will be conducted in accordance with applicable laws, rules and regulations.

12.    TERM OF AGREEMENT

The term of this Agreement shall begin on the date first above written with respect to each Series listed in Schedule A on that date and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for two years from its effective date. With respect to each Series added by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through the second anniversary following the date of execution. Thereafter, in each case, this Agreement shall continue in effect with respect to each Series from year to year, subject to the termination provisions and all other terms and conditions hereof, provided, such continuance with respect to a Series is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Series or by the Trustees, provided, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto; and provided further that neither party hereto shall have notified the other party in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any subsequent expiration date hereof of any year thereafter that it does not desire such continuation. The sub-adviser shall furnish to the Manager, promptly upon its request, such information as the Trustees of the Trust deem reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

13.    AMENDMENT OR ASSIGNMENT OF AGREEMENT

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Series (i) by resolution of the Trustees, including the vote or written consent of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and (ii) as and to the extent required under the 1940 Act, by vote of a majority of the outstanding voting securities of the applicable Series. This Agreement shall terminate automatically and immediately in the event of its assignment.

14.    TERMINATION OF AGREEMENT

This Agreement may be terminated at any time with respect to any Series by a vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, voting separately from any other series of the Trust, or by the Manager, without the payment of any penalty, on not less than 30 nor more than sixty (60) days’ prior written notice to the sub-adviser. This Agreement shall terminate automatically and immediately with respect to a Series if the Investment Advisory Agreement between the Trust and Manager terminates with respect to that Series.  This Agreement may be terminated by the sub-adviser at any time, without the payment of any penalty, on 60 days’ prior written notice to the Manager and the Trust.  The termination of this Agreement with respect to any Series or the addition of any Series to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Series subject hereto.

15.   INTERPRETATION AND DEFINITION OF TERMS

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16.   CHOICE OF LAW

This Agreement is made and to be principally performed in the State of New York and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

17.   CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

18.   EXECUTION IN COUNTERPARTS

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

ABERDEEN ASSET MANAGEMENT INC.

Name:
Title:

[ ]

Name:
Title: Chief Operating Officer

Date: [INSERT DATE]

SUB-ADVISORY AGREEMENT

SCHEDULE A

SERIES OF ABERDEEN FUNDS

Aberdeen Multi-Manager Alternative Strategies Fund

Aberdeen Multi-Manager Alternative Strategies Fund II

WHOLLY OWNED SUBSIDIARY OF SERIES AS REFERENCED IN SECTION 1.1

AASF Offshore Fund, Ltd.

AAS II Offshore Fund, Ltd.

Date: [INSERT DATE]

SUB-ADVISORY AGREEMENT

SCHEDULE B

INVESTMENT GUIDELINES

SUB-ADVISORY AGREEMENT

SCHEDULE C

RATE OF COMPENSATION

FUND	ANNUAL PERCENTAGE RATE OF COMPENSATION BASED ON EACH SERIES’ AVERAGE DAILY NET ASSETS OF THE ALLOCATED PORTION
Aberdeen Multi-Manager Alternative Strategies Fund	[ ]% of the Allocated Portion
Aberdeen Multi-Manager Alternative Strategies Fund II	[ ]% of the Allocated Portion

Date: [INSERT DATE]